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September 12, 1996


To the Stockholders
Volt Information Sciences, Inc.

We are aware of the incorporation by reference in Post-Effective Amendment No. 2 to Registration Statement No. 2-75618 on Form S-8 dated September 12, 1988, and Registration Statement No. 33-18565 on Form S-8 dated December 14, 1987 of Volt Information Sciences, Inc., of our report dated September 3, 1996 relating to the unaudited condensed consolidated interim financial statements of Volt Information Sciences, Inc. and subsidiaries that are included in its Form 10-Q for the quarter ended August 2, 1996.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


                                         Ernst & Young LLP


New York, New York